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                             DISTRIBUTION AGREEMENT

                                     BETWEEN

                           INVESTBIO OPPORTUNITY TRUST

                                       AND

                               INVESTPRIVATE, INC.

         THIS AGREEMENT dated as of June 25, 2002, by and between INVESTBIO OPPORTUNITY TRUST, a Delaware business trust (the "Trust"), with respect to the series of beneficial interest set forth on Appendix A to this Agreement (the "Fund"), and INVESTPRIVATE, INC., a Delaware corporation (the "Distributor").

         WHEREAS, the Trust wishes to retain the Distributor as principal underwriter in connection with the offering and sale of shares of the Fund and the Distributor is willing to accept such appointment to furnish such services on the terms and conditions hereinafter; and

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Trust on behalf of the Fund hereby appoints the Distributor and such affiliates of the Distributor that enter into similar agreements as its exclusive agents for the sale of shares of the Fund to the public directly and/or through investment dealers and financial institutions.

         2. The Trust shall not sell any shares of the Fund except through one of its agents and under the terms and conditions set forth in paragraph 4 below. As used in this Agreement, the term "Registration Statement" shall mean the currently effective registration statement of the Fund, and any supplements thereto, under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

         3. The Distributor hereby accepts appointment as agent for the sale of the shares of the Fund and agrees that it will use its best efforts to sell such shares; provided, however, that:

              (a) the Distributor may, and when requested by the Trust on behalf of the Fund shall, suspend its efforts to effectuate such sales at any time when, in the opinion of the Distributor or of the Trust, no sales should be made because of market or other economic considerations or abnormal circumstances of any kind; and

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              (b) the Trust may withdraw the offering of the shares of the Fund
(i) at any time with the consent of the Distributor, or (ii) without such consent when so required by the provisions of any statute or of any order, rule or regulation of any governmental body having jurisdiction. It is mutually understood and agreed that the Distributor does not undertake to sell any specific amount of the shares of the Fund. The Trust shall have the right to specify minimum amounts for initial and subsequent orders for the purchase of shares of the Fund.

         4. (a) The public offering price of the shares of the Fund (the "offering price") shall be the net asset value plus a sales charge, if any. Net asset value per share shall be determined in accordance with the provisions of the Registration Statement.

              (b) As compensation for its services under this Agreement, the Distributor shall receive from the Trust a 12b-1 fee, at the rate and under the terms and conditions of the distribution plan adopted by the Trust on behalf of the Fund pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plan"), as such Plan is amended from time to time, and subject to any further limitations on such fee as the Board of Trustees may impose.

              (c) As compensation for its activities under this Agreement with respect to the distribution of shares, the Distributor shall retain the initial sales charges, if any, on purchases of the shares as set forth in the Registration Statement. The Distributor is authorized to collect the gross proceeds derived from the sale of the shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the initial sales charge, if any.

              (d) As compensation for its activities under this Agreement with respect to the distribution of the shares, the Distributor shall receive from the Trust a 12b-1 fee, at the rate and under the terms and conditions of the 12b-1 Plan, as such Plan is amended from time to time, and subject to any further limitations on such fee as the Board of Trustees may impose.

              (e) The Distributor may reallow any or all of the initial sales charges or 12b-1 fees (including distribution and/or service fees) which it is paid under this Agreement with respect to the shares to such dealers as the Distributor may from time to time determine.

         5. The Distributor shall act as agent of the Trust on behalf of the Fund in connection with the sale and repurchase of shares of the Fund. Except with respect to such sales and repurchases, the Distributor shall act as principal in all matters relating to the promotion of the sale of shares of the Fund and shall enter into all of its own engagements, agreements and contracts as principal on its own account. The Distributor may enter into agreements with investment dealers and financial institutions selected by the Distributor, authorizing such investment dealers and financial institutions to offer and sell shares of the Fund to the public upon the terms and conditions set forth therein, which shall not be inconsistent with the provisions of this Agreement. Each agreement shall provide that the investment dealer and financial institution shall act as a principal, and not as an agent, of the Trust on behalf of the Fund.


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         6.   The Fund shall bear:

              (i) the expenses of qualification of shares of the Fund for sale in connection with such public offerings in such states as shall be selected by the Distributor, and of continuing the qualification therein until the Distributor notifies the Trust that it does not wish such qualification continued; and

              (ii) all legal expenses in connection with the foregoing.

         7. (a) The Distributor shall bear the expenses of printing from the final proof and distributing the Fund's prospectuses and statements of additional information (including supplements thereto) relating to public offerings made by the Distributor pursuant to this Agreement (which shall not include those prospectuses and statements of additional information, and supplements thereto, to be distributed to shareholders of the Fund), and any other promotional or sales literature used by the Distributor or furnished by the Distributor to dealers in connection with such public offerings, and expenses of advertising in connection with such public offerings.

              (b) The Distributor may be reimbursed for all or a portion of such expenses, or may receive reasonable compensation for distribution related services, to the extent those services are deemed to be appropriate subjects for the payment of "service fees", including but not limited to, providing ongoing shareholder liaison services, including responding to shareholder inquiries, providing shareholders with information on their investments, and other services now and hereinafter deemed to be appropriate payments under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. and permitted by the 12b-1 Plan.

         8. The Distributor will accept orders for the purchase of shares of the Fund only to the extent of purchase orders actually received and not in excess of such orders, and it will not avail itself of any opportunity of making a profit by expediting or withholding orders. It is mutually understood and agreed that the Trust may reject purchase orders where, in the judgment of the Trust, such rejection is in the best interest of the Trust.

         9. The Trust, on behalf of the Fund, and the Distributor shall each comply with all applicable provisions of the 1940 Act, the 1933 Act and all other federal and state laws, rules and regulations governing the issuance and sale of shares of the Fund.

         10. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Distributor, the Trust on behalf of the Fund agrees to indemnify the Distributor against any and all claims, demands, liabilities and expenses which the Distributor may incur under the 1933 Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Fund, or any omission to state a material fact therein, the omission of which makes any statement contained therein misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust or the Fund in connection therewith by or on behalf of the Distributor. The Distributor agrees to indemnify the Trust and the Fund against any and all claims, demands, liabilities and


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expenses which the Trust or the Fund may incur arising out of or based upon any act or deed of the Distributor or its sales representatives which has not been authorized by the Trust or the Fund in its prospectus or in this Agreement.

              (b) The Distributor agrees to indemnify the Trust and the Fund against any and all claims, demands, liabilities and expenses which the Trust or the Fund may incur under the 1933 Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Fund, or any omission to state a material fact therein if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust or the Fund in connection therewith by or on behalf of the Distributor.

         11. Nothing herein contained shall require the Trust to take any action contrary to any provision of its Agreement and Declaration of Trust, or to any applicable statute or regulation.

         12. The Distributor shall prepare reports for the Board of Trustees of the Trust upon request showing information concerning expenditures related to this Agreement.

         13. This Agreement shall become effective with respect to the Fund as of the date hereof, shall continue in force and effect until June 25, 2003, and shall continue in force and effect from year to year thereafter, provided, that such continuance is specifically approved at least annually (a)(i) by the Board of Trustees of the Trust or (ii) by the vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and (b) by vote of a majority of the Trust's trustees who are not parties to this Agreement or "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement cast in person at a meeting called for such purpose.

         14. (a) This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty (60) days' written notice to the other party.

              (b) This Agreement shall automatically terminate in the event of its assignment, the term "assignment" having the meaning set forth in Section 2(a)(4) of the 1940 Act.

         15. The Distributor acknowledges and agrees that any non-public personal information relating to customers of the Trust may be provided to the Distributor solely for the purpose of enabling it to perform services pursuant to this Agreement and may not be re-used by the Distributor for any other purpose. The Trust has provided the Distributor with a copy of the Trust's privacy policy under Regulation S-P, 17 C.F.R. Part 240, and will provide copies of annual and other notices under, or amendments to its privacy policy. The Distributor agrees that non-public personal information will not be released to any third parties except as permitted by both Regulation S-P and policies of the Trust. The Distributor represents and warrants to the Trust that it has adopted and implemented procedures to safeguard non-public personal information relating to customer records and information, and that such procedures are


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reasonably designed to: (i) insure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information.

         16. Any notice under this Agreement shall be in writing, addressed and delivered, or mailed postage prepaid, to the other party at such address as the other party may designate for the receipt of notices. Until further notice to the other party, it is agreed that the address of the Trust shall be 500 Fifth Avenue, 56th Floor, New York, NY 10110 and the address of the Distributor shall be 500 Fifth Avenue, 54th Floor, New York, NY 10110.

         17. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually, but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

         18. This Agreement shall be deemed to be a contract made in the State of Delaware and governed by, construed in accordance with and enforced pursuant to the internal laws of the State of Delaware without reference to its conflicts of laws rules.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.

                                     INVESTBIO OPPORTUNITY TRUST



                                     By:
                                        ----------------------------------------
                                        Name:  Scott L. Mathis
                                        Title: President

Attest:



Name:
Title:

                                     INVESTPRIVATE, INC.



                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

Attest:



Name:
Title:


















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                                   APPENDIX A
                                       TO
                             DISTRIBUTION AGREEMENT
                                       OF
                           INVESTBIO OPPORTUNITY TRUST

                           InvestBio Opportunity Fund
























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